Exhibit 10.3

EMPLOYMENT AGREEMENT

This employment agreement (“Agreement”), dated as of February 22, 2013, is between Universal Insurance Holdings, Inc. a Delaware corporation (“Company”), and Norman Meier (“Employee”).

WHEREAS, the parties wish to establish the terms of Employee’s employment with the Company.

Accordingly, the parties agree as follows:

1. Employment and Acceptance. The Company will employ Employee, and Employee will accept employment, subject to the terms of this Agreement, as of February 22, 2013 (“Effective Date”).

2. Term. Subject to earlier termination pursuant to Section 5, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2017, and thereafter shall be renewable for successive one (1)-year intervals upon the mutual agreement of Employee and the Company; provided, that in no event shall the term of this Agreement extend beyond December 31, 2022. As used in this Agreement, the “Term” means the period beginning on the Effective Date and ending on the date Employee’s employment terminates in accordance with this Section 2 or Section 5. In the event that Employee’s employment terminates, the Company’s obligation to continue to pay all Base Salary and other benefits then accrued will terminate except as may be provided for in Section 5.

3. Duties and Title.

3.1 Title. The Company will employ Employee to render services to the Company, its parent, its subsidiaries and its affiliates (singularly, “Related Company” or collectively, “Related Companies”). The Company will employ Employee as Marketing Advisor.

3.2 Duties. Employee will be employed on a part time basis without a specific number of committed hours and as requested by the Company’s Chief Executive Officer to whom he shall report.

3.3 Other Business Activities. Employee may not engage in any activity that conflicts with the Company’s or a Related Company’s interests or would materially interfere with the Employee’s obligation of loyalty to the Company, as determined by the Company in its sole discretion. Employee may not hold, directly or indirectly, an ownership interest of more than 2% in any entity which competes with the Company or a Related Company, as determined by the Company in its sole discretion.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Employee the following during the Term:

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Employment Agreement

4.1 Base Salary. The Company will pay Employee an annual base salary of $85,000 payable in accordance with the Company’s customary payroll practices. The Base Salary may be subject to adjustment, as determined by the Company in its sole discretion. For purposes of this Agreement, “Base Salary” means Employee’s base salary as adjusted.

4.2 Annual Bonus. For each fiscal year during the Term, Employee may be awarded an annual bonus payment as determined by the Company in its sole discretion (“Annual Bonus”). Employee’s employment with the Company must continue through the date any Annual Bonus is paid.

4.3 Participation in Employee Benefit Plans. Employee is entitled, if and to the extent eligible, to participate in the Company’s benefit plans generally available to Company employees in similar positions. Employee is eligible to participate in the Company’s equity incentive plans, including the 2009 Omnibus Incentive Plan, as it may be amended from time to time, at the Company’s sole discretion.

4.4 [Reserved].

4.5 Expense Reimbursement. The Company will reimburse Employee for all appropriate business expenses Employee incurs in connection with Employee’s performance if his obligations under this Agreement in accordance with the Company’s policies as in effect from time to time.

5. Termination of Employment.

5.1 Payment Upon Termination. If Employee’s employment terminates for any reason, Employee will receive, within 30 days of termination, a lump sum cash payment equal to (1) accrued but unpaid Base Salary through the date of termination, (2) any employee benefits Employee may be entitled to pursuant to the Company’s employee benefit plans through the date of termination and (3) expenses reimbursable under Section 4.5 incurred but not yet reimbursed to Employee through the date of termination.

5.2 Payment Upon Termination Without Cause. If during the Term the Company terminates Employee’s employment without Cause (which may be done at any time without prior notice), within 30 days of termination Employee will receive, in addition to the payment specified in Section 5.1, a lump-sum cash payment equal to Employee’s Base Salary for a period equal to the remaining Term of the Agreement, provided Employee executes (without revocation) a valid release agreement in a form reasonably acceptable to the Company. The Company will have no obligation to provide the benefits set forth in this Section 5.2 in the event that Employee breaches the provisions of Section 6. For purposes of this Agreement, “Cause” means, as determined by Company (or its designee), (1) Employee’s material breach of Employee’s obligations or representations under this Agreement, (2) Employee’s arrest for, conviction of or plea of nolo contendere to a felony, (3) Employee’s acts of dishonesty resulting or intending to result in personal gain or enrichment at the Company’s or a Related Company’s expense, (4) Employee’s fraudulent, unlawful or grossly negligent conduct in connection with Employee’s duties under this Agreement, (5) Employee’s engaging in personal conduct which

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Employment Agreement

seriously discredits or damages the Company or a Related Company, (6) contravention of the Company’s specific lawful directions or continuing inattention to or continuing failure to adequately perform the duties described under Section 3.2, (7) Employee’s material breach of the Company’s manuals, written policies, codes or procedures, (8) initiation of a regulatory inquiry, investigation or proceeding regarding Employee’s performance of duties on the Company’s or a Related Company’s behalf or (8) breach of Employee’s covenants set forth in Section 6 below before termination of employment. A termination for Cause is effective immediately or on such other date set forth by the Company.

5.3 Payment Upon Termination for Good Reason. If during the Term Employee terminates Employee’s employment for Good Reason, within 30 days of termination Employee will receive, in addition to the payment specified in Section 5.1, a lump-sum cash payment equal to Employee’s Base Salary for a period equal to the remaining Term of the Agreement, provided Employee executes (without revocation) a valid release agreement in a form reasonably acceptable to the Company. The Company will have no obligation to provide the benefits set forth in this Section 5.3 in the event that Employee breaches the provisions of Section 6. For purposes of this Agreement, “Good Reason” means, without Employee’s consent, the Company’s material breach of the Agreement. Employee must notify the Company in writing within 30 days of the occurrence of any breach constituting Good Reason. Employee must give the Company 30 days following receipt of such written notice to cure the breach.

5.4 Termination Because of Death. If Employee’s employment terminates because of Employee’s death, within 30 days of termination Employee’s legal representatives will receive, in addition to the payments specified in Section 5.1, a lump-sum cash payment equal to Employee’s unpaid Base Salary from the date of termination through the last day of the month in which Employee’s death occurred and any employee benefits Employee may be entitled to pursuant to the Company’s employee benefit plans through such period.

5.5 Termination Because of Disability. The Company may terminate Employee’s employment because of Employee’s Disability. For purposes of this Agreement, “Disability” means a determination by the Company that, as a result of a physical or mental injury or illness, Employee is unable to perform the essential functions of Employee’s job with or without reasonable accommodation for a period of 90 consecutive days or 60 days in any six (6)-month period.

6. Restrictions and Obligations of Employee.

6.1 Non-Disparagement. Employee will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or a Related Company, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors, assigns, clients and agents. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

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Employment Agreement

6.2 Confidentiality. During the course of Employee’s employment, Employee has had and will have access to certain trade secrets and confidential information relating to the Company and the Related Companies which is not readily available from sources outside the Company. The parties agree that the business in which the Company engages is highly sales-oriented and the goodwill established between Employee and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Employee recognizes that, by virtue of Employee’s employment by the Company, Employee is granted otherwise prohibited access to the Company’s confidential and proprietary data which is not known to its competitors and which has independent economic value to the Company and that Employee will gain an intimate knowledge of the Company’s reinsurance business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its clients (collectively, all such nonpublic information is referred to as “Confidential Information”). This Confidential Information includes, but is not limited to, data relating to the Company’s marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company in pricing its insurance products and claims management, loss control and information management services, the Company’s computer system, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that the Company has negotiated with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients’ accounts, the composition and organization of clients’ business, the peculiar risks inherent in a client’s operations, highly sensitive details concerning the structure, conditions and extent of a client’s existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients’ particularized insurance requirements and preferences.

Except as required by law or an order of a court or governmental agency with jurisdiction, Employee will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Employee use it in any way. Employee will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee understands and agrees that Employee will acquire no rights to any such Confidential Information.

At the Company’s request from time to time and upon the termination of Employee’s employment for any reason, Employee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Employee’s possession or within Employee’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

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Employment Agreement

6.3 Non-Solicitation or Hire. During the Term and for a period of one (1)-year following the termination of Employee’s employment for any reason, Employee will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (1) any party who is a client, customer or policyholder of the Company or a Related Company, or who was a client, customer or policyholder of the Company or a Related Company at any time during the one (1)-year period immediately prior to the date of termination, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or a Related Company and (2) any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the one (1)-year period immediately prior to the date Employee’s employment terminates to terminate such employee’s employment relationship with the Company or a Related Company, in either case, to enter into a similar relationship with Employee or any other person or any entity in competition with the Company or a Related Company. During the Term and for a period of one (1)-year following the termination of Employee’s employment for any reason, Employee will not enter into an employment relationship, directly or indirectly, with any employee of the Company or a Related Company or any person who was an employee of the Company or a Related Company during the one (1)-year period immediately prior to the date Employee’s employment terminates.

6.4 Non-Competition. During the Term and for a period of one (1)-year following the Employee’s termination of employment for any reason, Employee will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a Related Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Employee’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or a Related Company during the one (1)-year period immediately prior to the date Employee’s employment terminates.

6.5 Company Policies. During the Term and all periods thereafter, Employee will remain in strict compliance with the Company’s policies and guidelines, including the Company’s code of business conduct or code of ethics.

7. Representations and Warranties by Employee. Employee represents and warrants the following:

7.1 Skills and Competencies. Any resume, employment history or related information directly or indirectly provided by Employee to the Company, whether orally or in writing, is true, complete and accurate in all respects. Further, Employee is qualified by education and experience to perform the duties contemplated by this Agreement.

7.2 Absence of Restrictions. Employee is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit Employee’s ability to perform

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Employee’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

7.3 Absence of Litigation. Within the 5-year period ending on the Effective Date, Employee has not been involved in any proceeding, claim, lawsuit or investigation alleging wrongdoing by Employee in connection with any prior employer before any court or public or private arbitration board or panel.

8. Remedies; Specific Performance. The parties acknowledge and agree that Employee’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Company and the Related Companies for which there may be no adequate remedy at law and that the Company and the Related Companies are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Employee consents to the grant of an injunction (temporary or otherwise) against Employee or the entry of any other court order against Employee prohibiting and enjoining Employee from violating, or directing Employee to comply with, any provision of Section 6. Employee also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Related Companies against Employee for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s and the Related Companies’ remedies for any breach of any restriction on Employee set forth in Section 6, except as required by law, Employee is not entitled to any payments set forth in Sections 5.2 or 5.3 if Employee has breached the covenants contained in Section 6. Employee will immediately return to the Company any such payments previously received under Sections 5.2 or 5.3 upon such a breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2 or 5.3.

9. Code Section 409A. Notwithstanding anything herein to the contrary, any payments to be made to Employee under this Agreement shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). If the Company determines that Employee is not a “specified employee” as defined in Section 409A of the Code as of the date of Employee’s termination, no payment described in Section 5.2 will be paid earlier than the date on which Employee incurs a “separation from service” as that term is defined in Section 409A of the Code. If the Company determines that Employee is a specified employee as of the date of Employee’s termination, no payment described in Section 5.2 will be paid earlier than the date that is six (6) months after the date on which Employee incurs a separation from service, but will be paid during the calendar year following the year in which the termination occurs and within 30 calendar days of the earliest possible date permitted under Section 409A of the Code.

10. Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

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If to Employee:	If to the Company:

To Employee’s most recent address on file with the Company	1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Janet Conde

or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address is effective only upon actual receipt.

11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

12. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Governing Law: This Agreement will be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

14. Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

15. Assignability by the Company and Employee. The Company may assign this Agreement, and the rights and obligations hereunder, at any time. Other than to the extent provided in Section 5.4, Employee may not assign this Agreement or the rights and obligations hereunder.

16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

17. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

18. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for

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any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

19. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company’s opinion to satisfy all obligations for the payment of such withholding taxes.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE

/s/ Norman M. Meier
Norman M. Meier

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P. Downes
Name:	Sean P. Downes
Title:	Senior Vice President and Chief Operating Officer

Employment Agreement Signature Page